BUFFALO FUNDS

OFFICER’S CERTIFICATE

THE UNDERSIGNED, Secretary of Buffalo Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify the following:

1.    Attached hereto as Exhibit A is a true and correct copy of the Agreement and Declaration of Trust of the Trust in effect on the date hereof.

2.    That the following resolutions designating one additional series of shares of beneficial interest of the Trust were duly adopted at the meeting of the Board of Trustees of the Trust held on November 17, 2006, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 6 of the Trust’s Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III, Section 6 thereof:

RESOLVED, that pursuant to Article III, Section 6 of the Agreement and Declaration of Trust of Buffalo Funds (the “Declaration of Trust”), the establishment of an additional separate series designated as the Buffalo Jayhawk China Fund be, and it hereby is, approved; and it is further

RESOLVED, that an unlimited shares of beneficial interest of Buffalo Funds be, and they hereby are, allocated to the Buffalo Jayhawk China Fund series of Buffalo Funds; and it is further

RESOLVED, that the secretary of Buffalo Funds be, and hereby is, authorized and directed to create an officer’s certificate evidencing the creation of the Buffalo Jayhawk China Fund series of Buffalo Funds, and to maintain the certificate together with the Declaration of Trust.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of this 17th day of November, 2006.

BUFFALO FUNDS

By:/s/ Rachael A. Spearo
Rachael A. Spearo
Secretary